UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2014

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Gessner, Suite 500, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with the previously announced notice of redemption by Group 1 Automotive, Inc. (the "Company") of its 2.25% Convertible Senior Notes due 2036 (the "Convertible Notes"), on July 25, 2014, the Company entered into unwind agreements with each of JPMorgan Chase Bank, National Association ("JP Morgan") and Bank of America, N.A. ("BofA"), which terminate in full the convertible note hedges and warrant agreements entered into in June 2006, as amended, with JP Morgan and BofA relating to the Convertible Notes.

The unwind agreements provide that each of JP Morgan and BofA will deliver to the Company a number of shares of the Company’s common stock determined based on the trading price of the Company’s common stock over a specified measurement period. Based on the current trading price of the Company’s common stock, the Company would receive in the aggregate shares valued at approximately $30.0 million upon settlement of the unwind agreements, although the actual value and number of such shares will vary depending on the trading price of the common stock over the measurement period.

Copies of the JP Morgan unwind agreement and the BofA unwind agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The description contained herein of the unwind agreements is a summary and is qualified in its entirety by the actual terms of the unwind agreements.

Item 9.01 Financial Statements and Exhibits.

10.1 Unwind Agreement between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association dated July 25, 2014.

10.2 Unwind Agreement between Group 1 Automotive, Inc. and Bank of America, N.A. dated July 25, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

July 31, 2014	By:	/s/ John C. Rickel

Name: John C. Rickel
Title: Senior Vice President

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Exhibit Index

Exhibit No.	Description

10.1	Unwind Agreement between Group 1 Automotive, Inc. and JPMorgan Chase Bank, National Association dated July 25, 2014.
10.2	Unwind Agreement between Group 1 Automotive, Inc. and Bank of America, N.A. dated July 25, 2014.